Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES

SALE OF $700 MILLION AGGREGATE PRINCIPAL AMOUNT OF 10.750% SENIOR SECURED NOTES DUE 2033

FRANKLIN, Tenn. (April 23, 2025) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has entered into a privately negotiated agreement with a multi-asset investment manager (the “Purchaser”) to sell and issue to certain funds and accounts of the Purchaser $700.0 million aggregate principal amount of 10.750% Senior Secured Notes due 2033 (the “2033 Notes”) (the “Notes Offering”). The sale of the 2033 Notes is expected to be consummated on or about May 9, 2025, subject to customary closing conditions.

The Issuer intends to use the net proceeds of the Notes Offering, together with cash on hand, to redeem all of its outstanding 8.000% Senior Secured Notes due 2027 (the “2027 Notes”) at par plus accrued and unpaid interest to, but excluding the redemption date and to pay related fees and expenses. This press release shall not constitute a notice of redemption for the 2027 Notes.

The 2033 Notes are being sold in a private transaction in reliance upon an exemption from registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 4(a)(2) thereof. The 2033 Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts: Kevin J. Hammons, 615-465-7000 President and Chief Financial Officer or Anton Hie, 615-465-7012 Vice President – Investor Relations	Media Contact: Tomi Galin, 615-628-6607 Executive Vice President, Corporate Communications, Marketing and Public Affairs

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